Exhibit 10.1

April 4, 2016

Denmar J. Dixon

1915 Craigmore Drive

Charlotte, NC 28226

Dear Denmar:

We are pleased that you have accepted the position of Chief Executive Officer and President, and will remain Vice Chairman of the Board of Directors of Walter Investment Management Corp. (the “Company”). This letter (the “Agreement”) is intended to set forth the terms and conditions of your employment with the Company. This Agreement shall be effective retroactively to November 1, 2015, for purposes of your compensation (the “Effective Date”). The term of this Agreement (the “Term”) shall continue until the close of business on December 31, 2016. Thereafter, the Term shall automatically extend annually for one year terms unless and until terminated as provided herein. All capitalized terms that are not defined herein are defined in Appendix 1 hereto.

1. As Vice Chairman and Chief Executive Officer and President of the Company, you shall report to and serve at the direction of the Board of Directors of the Company. In your capacity as Vice Chairman of the Board of Directors you will serve as a member of the Company’s Board of Directors and as Chief Executive Officer and President, you will be responsible for directing all aspects of the business of the Company.

2. Your compensation package will be as follows:

(a) Base Salary

Your Base Salary will be $575,000 per year which shall be subject to annual review and increase (but not decrease) by the Compensation Committee and paid in accordance with the payroll practices of the Company, as they may change from time to time.

(b) Bonus

Your annual target bonus for 2016 will be $1,200,000; provided, however, that the actual amount of your bonus will be dependent upon the achievement of the Company’s annual financial and other goals consistent with those established for other members of executive management, as well as the accomplishment of individual objectives, established annually by the Board of Directors (the actual bonus awarded to you for any given year, which may be greater or less than your target bonus is referred to herein as your “Annual Bonus” for that year). Except as provided in sections 6(a), (b), and (d), below to receive a bonus you must be employed through the end of the year for which the bonus is payable (the “Bonus Year”). The bonus for a Bonus Year will be payable to you during the next following year (the “Bonus Payment Year”) immediately upon the closing of the Company’s books for the Bonus Year, but not later than March 14 of the Bonus Payment Year (the date of payment being the “Bonus Payment Date”).

(c) Benefits

(i) You will be entitled to receive from the Company prompt reimbursement for all reasonable out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the most favorable policies, practices and procedures of the Company relating to reimbursement of business expenses incurred by Company directors, officers or employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

(ii) Participation in the Company’s group life and health insurance benefit programs generally applicable to executives in Tampa and in accordance with their terms, as they may change from time to time.

(iii) Participation in the Company’s retirement plan, generally applicable to salaried employees in Tampa as it may change from time to time and in accordance with its terms. Your eligibility to participate will be consistent with the requirements of ERISA.

(iv) Participation in the Company’s long-term incentive plan(s) in effect from time to time. For 2016, your annual long-term incentive opportunity will have a targeted economic value equal to $4,225,000. Thereafter, the annual economic value shall be determined by the Compensation Committee. In all case, the components of any award and the methodology for determining the economic value shall be as provided in the plan(s) or otherwise as determined by the Compensation Committee in its discretion, provided that the components shall be generally consistent with awards provided to other similarly-situated senior executives and a generally accepted valuation method shall be used in good faith. Notwithstanding the foregoing, any award agreements shall be consistent with the terms and conditions of this Agreement (to the extent not inconsistent with applicable law). In particular, with respect to the award of annual grants any such grants will (a) vest and settle (as applicable) over a period that is no longer than one-third per year for three years, (b) option grants will have a minimum 10-year term and exercise period (irrespective of when your employment with the Company may end) and (c) upon your death, Disability, Involuntary Termination other than for Cause, Constructive Termination, Retirement, or upon a Change of Control, vesting and settlement (as applicable) will accelerate. Subject to the foregoing, the specific terms of your annual long-term incentive opportunity will be mutually agreed upon and set forth in separate grant agreements. Notwithstanding the above, your 2016 long-term incentive opportunity shall not be required to vest and settle (as applicable) over a period that is no longer than one-third per year for three years; however, the terms of such long-term opportunity shall be consistent with those offered to other Named Executive Officers of the Company.

(v) 30 days of annual vacation to be used each year, without carryover of unused vacation days, and in accordance with the Company’s vacation policy, as it may change from time to time.

(vi) You will receive a monthly auto allowance of $1,500, subject to the usual withholding taxes.

(vii) Your Benefits under this Agreement, including grants to you under the Company’s long-term incentive plan(s), will be subject to periodic review and increase by the Compensation Committee.

(d) Recapitalization

Any equity award agreement will provide that in the event of any change in the capitalization of the Company such as a stock spilt or a corporate transaction such as a merger, consolidation, separation or otherwise, the number and class of restricted stock units or options, as the case may be, shall be equitably adjusted by the Company’s Compensation and Human Resources Committee, in its sole discretion, to prevent dilution or enlargement of rights.

3. It is agreed and understood that your employment with the Company is to be at will, and either you or the Company may terminate the employment relationship at any time for any reason, with or without cause, and with or without notice to the other; nothing herein or elsewhere constitutes or shall be construed as a commitment to employ you for any period of time.

4. You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with the Company, either solely or in collaboration with others, which relate to the actual or anticipated business or research of the Company, which result from or are suggested by any work you may do for the Company, or which result from use of the Company’s premises or the Company’s or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of the Company. You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that the Company may reasonably request.

5. As an inducement to the Company to make this offer to you, you represent and warrant that you are not a party to any agreement or obligation for personal services, and there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified herein.

6. In the event of a termination or cessation of your employment with the Company for any reason, the sole rights and obligations of the Company in connection with your termination shall be those provided under the relevant provision below.

(a) In the event of your death or Retirement during the Term, the Company will pay to you, your beneficiaries or your estate, as the case may be, as soon as practicable after your death or Retirement (with the exception of subsection (iii) below which will be paid in the Bonus Payment Year), (i) the unpaid Base Salary through the date of your death or Retirement, plus payment of any bonus amount payable to you in respect of any bonus period ended prior to your termination of employment (collectively, the “Compensation Payments”), (ii) for any accrued but unused vacation days, to the extent and in the amounts, if any, provided under the Company’s usual policies and arrangements (the “Vacation Payment”), and (iii) the Annual

Bonus in respect of the fiscal year in which your termination occurs (which shall be in an amount that is consistent with other Company executives of your level, multiplied by (x) the number of days that you were employed by the Company prior to your termination during such fiscal year, divided by (y) 365 (the “Prorated Bonus”).

(b) In the event you suffer a Disability the Company may terminate your employment on written notice thereof, and the Company will pay you (i) amounts payable pursuant to the terms of any applicable disability insurance policy or similar arrangement (if any) that the Company maintains, (ii) the Compensation Payments, (iii) the Vacation Payment and (iv) the Prorated Bonus.

(c) In the event your employment is terminated by the Company for Cause or by you other than as a result of Constructive Termination, Disability, Retirement, or death, the Company will pay to you (i) unpaid Base Salary through the date of your termination, plus (ii) the Vacation Payment, and you will be entitled to no other compensation, except as otherwise due to you under applicable law or the terms of any applicable plan or program. You will not be entitled, among other things, to the payment of any unpaid bonus payments in respect of any period prior to your termination of employment.

(d) In the event you are subjected to Involuntary Termination other than for Cause, Disability or death, or you terminate your employment as a result of Constructive Termination, the Company will (i) pay to you the Compensation Payments, the Vacation Payment, and the Prorated Bonus, (ii) subject to your compliance with Section 6(g) below, continue to pay your Base Salary then in effect and Annual Bonus (which shall be in amounts that are consistent with other Company executives of your level provided each such annual bonus shall be, prior to any proration for partial years, an amount that is at least equal to your annual target bonus amount for 2016 set forth above), for a period of 18 months after your termination, paid in the same periodic installments as such Base Salary, and during the same Bonus Payment Year (as the case may be) as you would have been paid had you remained on the Company’s ordinary payroll during such period; and (iii) pay you each month an amount equal to, the premiums for you to continue your and your dependents’ health and dental coverage under the plans sponsored by the Company pursuant to COBRA (for the avoidance of doubt, this amount will be taxable to you) until the earlier of the 18-month anniversary of the termination date or until you are eligible to receive comparable benefits from subsequent employment or government assistance. For purposes of clarification, the period of the foregoing severance for salary, bonus and benefits shall be 18 months regardless of how much time remains in the then current Term of this Agreement. In other words, there shall be no adjustment, up or down, to the amount of severance regardless of the amount of time remaining in the then current Term at the time of termination. Moreover, you will remain entitled to the foregoing severance notwithstanding the Company’s failure to extend any Term beyond its expiration date. Regarding your Annual Bonus, by way of example, should you be terminated on June 30, 2016, you will be paid the Prorated Bonus (at target) for the year in which you were terminated (which is equal to the Annual Bonus for such year, measured at target, prorated for the period from January 1, 2016 through June 30, 2016), plus the balance of the Bonus for 2016 measured at least at target (i.e., the Annual Bonus for the first six months of your 18 month severance period), plus the full Annual Bonus for 2017 which shall be equal to your annual target bonus amount for 2016 set forth above (i.e., the Annual Bonus for the remaining 12 months of the 18 month severance period). Payment of the foregoing severance is subject to your execution, delivery and non-revocation of the release attached hereto as Appendix 2 within thirty (30) days following the termination of your employment, and your resignation, effective as of the date of your termination of employment, as an officer and/or director of the Company or any of its subsidiaries or affiliates. The amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits to be provided, in any other calendar year. Your right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit. Payment will be provided only if the filing of the claim for payment and completion of the reimbursement payment can reasonably be completed by the end of the calendar year following the year in which the expense is incurred. In order to be entitled to the foregoing in the event of Constructive Termination you must provide written notice, including details describing the basis of your claim, to the Company within 60 days of the occurrence of the event(s) giving rise to a claim of Constructive Termination and the Company will have 30 days to remedy any non-compliance. In the event the Company fails or is unable to remedy any non-compliance, the effective date of your termination of employment shall be 90 days from the date the Company received notice, unless otherwise agreed by you and the Company. Should you fail to provide the foregoing notice, you will thereafter be barred from receiving severance benefits based upon the events giving rise to the claim.

(e) Treatment of Grants of Equity — Any grants of equity that you may receive subsequent to the date of this Agreement, and the disposition of such awards in the event of the occurrence of any of the circumstances set forth in subsections (a) — (d) above, shall be subject to the terms and conditions of the plan(s) or program(s) under which the awards are granted; provided, however, any such awards will provide that, in the event of termination pursuant to (i) subsections (a), (b) or (d) above, all outstanding equity awards will immediately vest and settle (as applicable), or (ii) subsection (c) above, all unvested awards will be forfeited.

(f) To be entitled to severance benefits under this Section 6 you must terminate employment from the Company. For this purpose, your termination of employment must be considered a “separation from service” within the meaning of Code §409A(a)(2)(A)(i) and any guidance or regulations issued thereunder. For the avoidance of doubt, if you provide transition services pursuant to the next subsection and such services result in your “separation from service” not occurring until the end of the ninety day period referenced in that section, then your severance benefits will begin upon the end of such period (subject to Section 10 (Tax Compliance Delay in Payment) below).

(g) To the extent that you are entitled to payment pursuant to Section 6(d)(ii), you agree to provide transition services, if so requested by the Company for a period of ninety days after your Involuntary Termination other than for Cause or Constructive Termination, not to exceed 30 hours per week, at your then current salary. You agree to use your reasonable best efforts to supply such services at mutually agreeable times. Any amount paid pursuant to this Section 6(g) shall be in addition to amounts paid pursuant to other provisions of this Agreement.

(h) In the event you are subjected to Involuntary Termination other than for Cause, Disability or death, or you terminate your employment as a result of Constructive Termination, you may elect to settle any long-term incentive granted subsequent to the date of this Agreement for cash at 50% of the value of such long-term incentive, instead of such long-term incentive continuing to vest. In such an event, you must notify the Company in writing within seven days of your termination and execute all documentation reasonably requested by the Company to reflect your waiver of any future claims and rights to such long-term incentive.

7. Non-Compete. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of the Company that result in the creation of customer goodwill. Therefore, following the termination of employment under this Agreement for any reason and continuing for a period of eighteen (18) months from the date of such termination, so long as the Company or any subsidiary, affiliate, successor or assigns thereof is in the residential real estate mortgage servicing or originations business (the “Restricted Area”), unless the Board of Directors approves an exception, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a) Call upon, solicit, write, direct, divert, influence, or accept residential real estate mortgage servicing or originations business (either directly or indirectly) with respect to any account or customer or prospective customer of the Company or any corporation controlling, controlled by, under common control with, or otherwise related to the Company, including but not limited to Walter Investment Management Corp. or any other affiliated companies; or

(b) Hire away any independent contractors or personnel of the Company and/or entice any such persons to leave the employ of the Company or its affiliated entities without the prior written consent of the Company.

8. Non-Disparagement. Following the termination of employment under this Agreement for any reason and continuing for so long as the Company or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, neither you nor the Company shall, directly or indirectly, for yourself or itself, or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a) Make any statements or announcements or permit anyone to make any public statements or announcements concerning your termination with the Company, or

(b) Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of you or the Company or its affiliated entities as the case may be.

(c) Nothing in this section shall prevent either party from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

9. You acknowledge and agree that you will respect and safeguard the Company’s property, trade secrets and confidential information. You acknowledge that the Company’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of the Company’s business and that such systems and data exchanged or stored thereon are Company property. In the event that you leave the employ of the Company, you will not disclose any Company trade secrets or confidential information you acquired while an employee of the Company to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner. Nothing in this section shall prevent you from testifying or responding truthfully to any request for discovery or testimony in any judicial or quasi-judicial proceeding or any government inquiry, investigation or other proceeding.

10. Tax Compliance Delay in Payment. If the Company reasonably determines that any payment or benefit due under this Agreement, or any other amount that may become due to you after termination of employment, is subject to Section 409A of the Code, and also determines that you are a “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, upon your termination of employment for any reason other than death (whether by resignation or otherwise), no amount may be paid to you or on your behalf earlier than six months after the date of your termination of employment (or, if earlier, your death) if such payment would violate the provisions of Section 409A of the Code and the regulations issued thereunder, and payment shall be made, or commence to be made, as the case may be, on the date that is six months and one day after your termination of employment (or, if earlier, one day after your death). For this purpose, you will be considered a “specified employee” if you are employed by an employer that has its stock publicly traded on an established securities market or certain related entities have their stock traded on an established securities market and you are a “key employee”, with the exact meaning of “specified employee”, “key employee” and “publicly traded” defined in Section 409A(a)(2)(B)(i) of the Code and the regulations thereunder. Notwithstanding the above, the Company hereby retains discretion to make determinations regarding the identification of “specified employees” and to take any necessary corporate action in connection with such determination.

11. You acknowledge and agree that you have read this letter agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.

12. It is agreed and understood that this acceptance letter shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company. This letter agreement will be interpreted under and in accordance with the laws of the State of Florida without regard to conflicts of laws. The parties hereto shall resolve any dispute over the terms and conditions or application of this Agreement through binding arbitration pursuant to the rules of the American Arbitration Association (“AAA”). The arbitration will be heard by one arbitrator to be chosen as provided by the rules of the AAA and shall be held in Tampa, Florida. If you prevail in the dispute, the Company will pay your reasonable fees and costs in connection with the matter (including attorneys fees). Whether you have prevailed or not shall be determined by the arbitrator, or if the arbitrator declines to determine whether or not you have prevailed, you will be deemed to have prevailed if, in the case of monetary damages you receive in excess of 50% of what you demanded. In the event the Company terminates you for Cause and it is determined by the arbitrator that such termination was an Involuntary Termination other than for Cause, you will be entitled to the benefits set forth in Section 6(d), upon your execution and delivery of a Release in the form attached as Appendix 2. Notwithstanding the foregoing, in the event of a breach or threatened breach of the provisions of sections 7-9, the party that is in breach or in threatened breach acknowledges and agrees that the other party will suffer irreparable harm that is not subject to being cured with monetary damages and that the Company shall be entitled to injunctive relief in a state court of the State of Florida.

13. You and the Company intend that payments and benefits under this Agreement comply with Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In the event that any provision of this Agreement is determined by you or the Company to not comply with Code Section 409A, the Company shall fully cooperate with you to reform the Agreement to correct such noncompliance to the extent permitted under any guidance, procedure, or other method promulgated by the Internal Revenue Service now or in the future that provides for such correction as a means to avoid or mitigate any taxes, interest, or penalties that would otherwise be incurred by you on account of such non-compliance.

THE BALANCE OF THIS PAGE IS LEFT INTENTIONALLY BLANK

If the terms contained within this letter are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided and retain one copy for your records.

Very truly yours,

WALTER INVESTMENT MANAGEMENT CORP.

By: /s/ Jonathan F. Pedersen

Its: General Counsel

ACCEPTANCE

I have read the foregoing, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth above as governing my employment relationship with the Company.

Signature:                     /s/ Denmar J. Dixon                                                     Date             4/4/2016

                                     Denmar J. Dixon

APPENDIX 1

DEFINITIONS

“AAA” shall have the meaning set forth in Section 12 of this Agreement.

“Agreement” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Annual Bonus” shall have the meaning set forth in Section 2(b) of this Agreement.

“Base Salary” shall have the meaning set forth in Section 2(a) of this Agreement.

“Bonus Payment Date” shall have the meaning set forth in Section 2(b) of this Agreement.

“Bonus Payment Year” shall have the meaning set forth in Section 2(b) of this Agreement.

“Bonus Year” shall have the meaning set forth in Section 2(b) of this Agreement.

“Cause” shall mean (A) conviction of, or plea of guilty or nolo contendere to, a felony arising from any act of fraud, embezzlement or willful dishonesty in relation to the business or affairs of the Company, or (B) conviction of, or plea of guilty or nolo contendere to, any other felony which is materially injurious to the Company or its reputation or which compromises your ability to perform your job function, and/or act as a representative of the Company, or (C) a willful failure to attempt to substantially perform your duties (other than any such failure resulting from your Disability), after a written demand for substantial performance is delivered to the you that specifically identifies the manner in which the Company believes that you have not attempted to substantially perform such duties, and you have failed to remedy the situation, to the extent possible, within fifteen (15) business days of such written notice from the Company or such longer time as may be reasonably required to remedy the situation, but no longer than forty-five (45) calendar days. For purposes of this definition, no act or failure to act on your part shall be considered to be Cause if done, or omitted to be done, by you in good faith and with the reasonable belief that the action or omission was in the best interests of, or were not, in fact, materially detrimental to, the Company or a Company subsidiary. The decision to terminate your employment for Cause, to take other action or to take no action in response to such occurrence shall be in the sole and exclusive discretion of the Board of Directors (provided, for the avoidance of doubt, that this sentence does not prevent you from being able to institute an arbitral proceeding to challenge whether Cause in fact exists pursuant to Section 12). If the Board of Directors terminates your employment for Cause, the Company shall deliver written notice of such termination to you, which notice shall include the factual basis for your termination, and such termination shall be effective immediately upon service of such written notice.

“Change of Control” shall mean a change of ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Treas. Reg. 1.409A-3(i)(5).

“Code Section 409(A) shall have the meaning set forth in Section 13 of this Agreement.

“Company” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Compensation Committee” shall mean the Compensation and Human Resources Committee of Walter Investment Management Corp.

“Compensation Payment” shall have the meaning set forth in Section 6(a) of this Agreement.

“Constructive Termination” shall mean, without your written consent: (a) a material failure of the Company to comply with the provisions of this agreement, (b) a material diminution of your position (including status, offices, title and reporting relationships), duties or responsibilities or pay, (c) any purported termination of your employment other than for Cause, or (d) the forced relocation of your primary job location more than 50 miles from the Company’s Tampa, Florida location; provided however, that any isolated, insubstantial or inadvertent change, condition, failure or breach described under subsections (a) — (d) above which is not taken in bad faith and is remedied by the Company promptly after the Company’s actual receipt of notice from you as provided in section 6(d) shall not constitute Constructive Termination. For purposes of this Agreement, a material diminution in pay or responsibility shall not be deemed to have occurred if: (i) the amount of your bonus fluctuates due to performance considerations under the Company’s executive incentive plan or other Company incentive plan applicable to you and in effect from time to time or (ii) you experience a reduction in salary that is relatively comparable to reductions imposed upon all senior executives in the Company. To be entitled to severance benefits on the basis of Constructive Termination the event causing Constructive Termination must not be implemented for the purpose of avoiding the restrictions of the Code Section 409A restrictions.

“Developments” shall have the meaning set forth in Section 4 of this Agreement.

“Disability” shall mean (a) your inability or failure to perform your duties hereunder for a period of ninety (90) consecutive days or a total of one hundred twenty (120) days during any twelve (12) month period due to any physical or mental illness or impairment, or (b) a determination by a medical doctor chosen by the Company to the effect that you are substantially unable to perform your duties hereunder due to any physical or mental illness or impairment.

“Effective Date” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Involuntary Termination” shall mean your termination from employment due to the independent exercise of unilateral authority by Company to terminate your services, other than due to your implicit or explicit request, where you are willing and able to continue performing services. The determination of whether a termination of employment is involuntary is based on all the facts and circumstances. Any reference in this Agreement to “termination of employment” shall mean “separation from service” within the meaning of Treas. Reg. 1.409A-1(h).

“Prorated Bonus” shall have the meaning set forth in Section 6(a) of this Agreement.

“Restricted Area” shall have the meaning set forth in Section 7 of this Agreement.

“Retirement” shall mean, your voluntary termination of employment after such time as either, you have reached the age of 60, or the sum of your age and years of service with the Company exceeds 70; provided that, in either case, you provide the Company with at least 6 months written notice of your intention to retire, or such lesser time as the Company may agree. For purposes of this definition, your years of service shall include years served with any predecessor or successor companies to the Company.

“Term” shall have the meaning set forth in the introductory paragraph to this Agreement.

“Vacation Payment” shall have the meaning set forth in Section 6(a) of this Agreement.

APPENDIX 2

SEPARATION AGREEMENT

AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (“Release”) is entered into by and between Walter Investment Management Corp., and its subsidiaries, predecessors, successors, assigns, affiliates, insurers and related entities, (hereinafter collectively referred to as “Employer”) and Denmar J. Dixon (hereinafter “Employee”). In consideration for the mutual promises set forth below, Employer and Employee agree as follows:

1.	Employer and Employee are parties to a contract of employment (“Employment Contract”) to which this Release has been attached and incorporated by reference. Employee’s employment with Employer has been terminated and, pursuant to the terms of the Employment Contract, Employee must execute this Release in order to receive the severance set forth in the Employment Contract.

2.	In consideration for the promises and covenants set forth in the Employment Contract and this Release, including, specifically but without limitation, the general release set forth in paragraph 3 below, Employee will be paid the amounts described in Section 6(d) in section 6 of the Employment Contract. Payments to Employee will be made at such times as are set forth in the Employment Contract.

3.	Employee agrees, on behalf of himself, and his heirs, successors in interest and assigns that, except as specifically provided herein, Employee will not file, or cause to be filed, any charges, lawsuits, or other actions of any kind in any forum against Employer and/or its officers, directors, employees, agents, successors and assigns and does hereby further release and discharge Employer and its officers, directors, employees, agents, successors and assigns from any and all claims, causes of action, rights, demands, and obligations of whatever nature kind or character arising on or before the date of this Release which Employee may have, known or unknown, against them (including those seeking equitable relief) alleging, without limitation, breach of contract or any tort, legal actions under title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1966, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Fair Labor Standards Act of 1938, as amended, the Age Discrimination in Employment Act of 1967, as amended, (the “ADEA”) (except to the extent claims under the ADEA arise after the date on which this Release is signed by Employee), the Americans with Disability Act, the Civil Rights Act of 1991, or any State, Federal, or local law concerning age, race, religion, national origin, handicap, or any other form of discrimination, or any other State, Federal, or common law or regulation relating in any way to, Employee’s employment with the Company or Employee’s separation from the Company, except claims arising in connection with rights and obligations under this Release or as specifically provided in paragraph 4 or 6 below. Employee further agrees to waive and release any claim for damages occurring at any time after the date of this Release because of any alleged continuing effect of any alleged acts or omissions involving Employee and/or Employer which occurred on or before the date of this Release.

4.	Notwithstanding anything contained in this Release to the contrary, the general release set forth in paragraph 3 shall not apply to any claims under any equity, option or other Employer incentive plan or award, which shall be governed by the terms and conditions of such plan(s) or award (and which plan(s) or award shall not be inconsistent with the applicable terms in the Employment Contract); nor shall it affect any rights or obligations that Employee or Employer may have pursuant to the Indemnification Agreement entered into between Employee and Employer as of April 17, 2009.

5.	This Release shall not in any way be construed as an admission by Employer or Employee that they have acted wrongfully with respect to each other or that one party has any rights whatsoever against the other or the other released parties.

6.	Employee and Employer specifically acknowledge the following:

a.	Employee does not release or waive any right or claim which Employee may have which arises after the date of this Release.

b.	In exchange for this general release, Employee acknowledges that Employee has received separate consideration beyond that which Employee is otherwise entitled to under Employer’s policy or applicable law.

c.	Employee is releasing, among other rights, all claims and rights under the Age Discrimination in Employment Act (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. §621, et seq.

d.	Employee has twenty-one (21) days to consider this Release.

e.	Employee has seven (7) days to revoke this Release after acceptance. However, no consideration will be paid until after the revocation of the acceptance period has expired. Additionally, for the revocation to be effective, Employee must give written notice of Employee’s revocation to Employer’s General Counsel.

f.	Employee will resign as an officer and/or director of the Company or any of its affiliates or subsidiaries.

7.	Should Employee breach any provision of this Release, the Employer’s obligation to continue to pay the consideration set forth herein shall cease and Employer shall have no further obligation to Employee. All other terms and conditions of this Release, including, but not limited to, the general release in paragraph 3 shall remain in full force and effect. Should Employer breach any provision of this Release, the Employee’s obligations hereunder shall cease and Employee shall have no further obligations pursuant to this Release.

8.	Employer and Employee agree that in the event it becomes necessary to enforce any provision of this Release, the prevailing party in such action shall be entitled to recover all their costs and attorneys’ fees, including those associated with appeals.

9.	This Release shall be binding upon Employer, Employee and upon Employee’s heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of Employer and the other released parties and their successors and assigns.

10.	Employee and Employer acknowledge that this Release and the Employment Contract shall be considered as one document and that, except as set forth herein and therein, including without limitation the provisions of paragraphs 4 and 6 of this Release, any and all prior understandings and agreements between the parties to this Release with respect to the subject matter of this Release and/or the Employment Contract are merged into the Employment Contract and this Release, which fully and completely expresses the entire understanding of the parties with respect to the subject matter hereof and thereof.

11.	Should any provision of this Release be declared or be determined by any Court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this Release.

12.	This Release may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

DENMAR J. DIXON	WALTER INVESTMENT MANAGEMENT CORP.

By:

Date:	Title:

Date: